Exhibit 5.1

                     The Law Offices of Michael L. Corrigan
                                 Attorney at Law
                         7770 Regents Rd. Suite 113-401
                            San Diego, CA 92122-1967
                             Office: (858) 531-5984


February 12, 2004

Banyan Corporation

Re: Opinion of Counsel - Registration Statement on Form S-8

Gentleman:

     I have acted as special counsel for Banyan Corporation (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 500,000 shares of the Company's common stock, no par value, (the "Common Stock"), issuable pursuant to the Company's Advisory and Consultants Agreement, (the "Plan").

     I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

     Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

     Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ Michael L. Corrigan
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Michael L Corrigan